Exhibit 10.1

GRANITE CONSTRUCTION INCORPORATED

KEY MANAGEMENT DEFERRED COMPENSATION PLAN II

1. Introduction.

(a) The purpose of the Plan is to provide deferred compensation to a select group of executive employees and non-employee directors of the Company in recognition of their contributions to the Company and its affiliates.  This document constitutes the written instrument under which the Plan is maintained.

(b) This Plan is the successor plan to the Granite Construction Incorporated Key Management Deferred Compensation Plan, as amended through December 31, 2004 and the Key Management Deferred Incentive Compensation Plan, as amended through December 31, 2004 (collectively, the “Prior Plans”).  Effective December 31, 2004, the Prior Plans are frozen and no new deferrals or Company contributions will be made to them; provided, however, that any deferrals or Company contributions made under the Prior Plans before January 1, 2005 shall continue to be governed by the terms and conditions of the Prior Plans as in effect on December 31, 2004.

(c) Any deferrals and Company contributions made under the Prior Plans after December 31, 2004 are deemed to have been made under this Plan and all such deferrals and Company contributions shall be governed by the terms and conditions of this Plan as it may be amended from time to time; provided, however, that deferrals and Company contributions made in 2005 through 2007 are governed by the terms and conditions of this Plan along with the terms and conditions set forth in the Appendix.

(d) This Plan is intended to be a plan that is unfunded and that is maintained by Granite Construction Incorporated primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act and for the benefit of the Company’s non-employee directors.  This Plan also is intended to comply with the requirements of Section 409A of the Code.

(e) The Board approved the amendment and restatement of this Plan effective January 1, 2010.

2. Definitions.

(a) “Account” means as to any Participant the separate account(s) established and maintained by the Company in order to reflect his or her interest in the Plan.  Each Participant’s Account or Accounts will reflect (i) allocations and earnings credited (or debited) thereto in accordance with Section 5 and (ii) amounts payable at different times and in different forms.

(b) “Beneficiary” means the person or persons designated by the Participant or by the Plan under Section 7(g) to receive payment of the Participant’s Account in the event of the Participant’s death.

(c) “Board” means the Board of Directors of Granite Construction Incorporated.

(d) “Bonus” means any cash bonus earned by a Participant, including, but not limited to, (i) the cash bonus payable under the Granite Construction Profit Sharing Cash Bonus Plan, if any and (ii) the Participant’s usual and customary annual cash incentive, if any.

(e) “Change in Control” means the effective date of any one of the following events but only to the extent that such change in control transaction is a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations promulgated under Section 409A of the Code:

(i) an acquisition, consolidation, or merger of the Company with or into any other corporation or corporations, unless the stockholders of the Company retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving or acquiring corporation or corporations; or

(ii) the sale, exchange, or transfer of all or substantially all of the assets of the Company to a transferee other than a corporation or partnership controlled by the Company or the stockholders of the Company; or

(iii) a transaction or series of related transactions in which stock of the Company representing more than thirty percent (30%) of the outstanding voting power of the Company is sold, exchanged, or transferred to any single person or affiliated persons leading to a change of a majority of the members of the Board.

The Board shall have final authority to determine, in accordance with Section 409A of the Code, whether multiple transactions are related and the exact date on which a Change in Control has been deemed to have occurred under subsections (i), (ii), and (iii) above.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Company’s Board of Directors and its delegatee, as applicable.

(h) “Company” means Granite Construction Incorporated, a Delaware corporation, and any other affiliated entity that is designated from time to time by the Board.  As to a particular Participant, “Company” refers to the corporate entity which is his or her employer. For purposes of Sections 2(e) and (g), 5 and 10, “Company” refers only to Granite Construction Incorporated.

(i) “Disability” means that an individual is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical o mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three months under an accident and health plan covering employees of the Company.

(j) “Equity Incentive Plan” means the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan, as amended from time to time.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l) “Identification Date” means each December 31.

(m) “Key Employee” means a Participant who, on an Identification Date, is:

(i) An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Key Employees as of any Identification Date;

(ii) A five percent owner of the Company; or

(iii) A one percent owner of the Company having annual compensation from the Company of more than $150,000.

If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

(n) “Participant” means each employee and non-employee director of the Company who is designated as such from time to time by the Committee.

(o) “Performance Units” means an award granted pursuant to a Performance Unit Agreement under the Equity Incentive Plan.

(p) “Plan” means the Granite Construction Incorporated Key Management Deferred Compensation Plan II, as set forth in this instrument and as hereafter amended.

(q) “Plan Year” means the calendar year.

(r) “Prior Plans” means the Granite Construction Incorporated Key Management Deferred Compensation Plan and the Granite Construction Incorporated Key Management Deferred Incentive Compensation Plan.

(s) “Restricted Stock Units” means an award granted pursuant to a Restricted Stock Units Agreement under the Equity Incentive Plan.

(t) “Retirement” means an employee-Participant’s Separation from Service at or after the earlier of (i) age 55 with ten years of service or (ii) age 65 with five years of service.  Retirement means a non-employee director-Participant’s Separation from Service at any time.

(u) “Separation from Service” means termination of employment with the Company, other than by reason of death.

(i) A Participant shall not be deemed to have Separated from Service if the Participant continues to provide services to the Company in a capacity other than as an employee and if the former employee is providing services at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period).

(ii) A Participant shall be deemed to have Separated from Service if a Participant’s service with the Company is reduced to an annual rate that is less than twenty percent (20%) of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period).

(v) “Unforeseeable Emergency” means a severe financial hardship to the Participant or Beneficiary resulting from:

(i) An illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Section 152(a) of the Code); or

(ii) Loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

(iii) Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.

Hardship shall not constitute an Unforeseeable Emergency under the Plan to the extent that it is, or may be, relieved by:

(i) Reimbursement or compensation, by insurance or otherwise;

(ii) Liquidation of the Participant’s or Beneficiary’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship. Such assets shall include but not be limited to stock options, Company stock, and 401(k) plan balances; or

(iii) Cessation of deferrals under the Plan.

An Unforeseeable Emergency under the Plan does not include (among other events):

(i) Sending a child to college; or

(ii) Purchasing a home.

3. Eligibility to Participate.  The Committee will, from time to time, designate Company employees to be Participants.  Each employee-Participant selected by the Committee must belong to a select group of management or highly compensated employees of the Company. In addition, non-employee directors of the Company will become Participants upon notification of eligibility from the Committee.  Non-employee directors are not eligible for In-Service Distributions described in Section 7(c) or the survivor benefit under Section 8.

4. Vesting.  Each Participant will always be 100% vested in his or her Account; provided, however, that if a Participant is Separated from Service for “Cause” (as such term is defined in Section 2.1(d) of the Equity Incentive Plan), the Participant will forfeit all amounts other than his or her own Bonus, Performance Units and Restricted Stock Units deferrals, if any.

5. Additions to Accounts.

(a) Participant Bonus Deferrals.  Each Participant may annually elect to defer the receipt of a whole percentage (up to 100% or such other percentage as may be determined by the Board) of his or her Bonus(es).

(b) Participant Performance Unit Deferrals.  Effective June 15, 2007, each Participant who is at least 62 years of age on the last day of the performance period applicable to of his or her Performance Units award may elect to defer the receipt of the 100% of the stock payable under his or her Performance Unit agreement.

(c) Participant Dividend Deferrals.  Each Participant may annually elect to defer the receipt of the full amount of the quarterly cash dividends that are paid to the Participant under Section 13(a) of the Granite Construction Employee Stock Ownership Plan.

(d) Company Matching Contributions.  Effective January 1, 2008, the Company will credit, in accordance with the Company’s regular payroll schedule, each employee-Participant's Account with an amount equal to six percent of the first $100,000 a Participant defers under Section 5(a) or Section 5(c) of the Plan in the applicable Plan Year.

(e) Deemed Investments.  For each Plan Year, the balance of each Participant’s Account (except that portion of the Account consisting of deferred Performance Units or Restricted Stock Units awards) will be credited with earnings based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Company’s Vice President and Director of Human Resources, Treasurer and Director of Compensation and Benefits (collectively, the “Investment Committee).

(i) Investment options will be determined by the Investment Committee. The Investment Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

(ii) A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account.

A Participant shall specify an investment allocation for his Account, or components thereof, in accordance with procedures established by the Committee.  Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective in accordance with procedures established by the Committee.

A Participant may change an investment allocation, both with respect to future credits to the Plan and with respect to existing Accounts, and such changes shall become effective, in accordance with procedures adopted by the Committee.

(iii) If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Investment Committee.

(iv) Dividend equivalents shall be credited in respect of the deferred Performance Units and Restricted Stock Units.  Such dividend equivalents shall be converted into additional deferred common stock equivalents covered by the deferred awards by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of stock equivalents covered by the deferred award by (2) the Fair Market Value (as defined in the Equity Incentive Plan) per share of Company common stock on the payment date for such dividend.  Any additional stock equivalents covered by the deferred Performance Units or Restricted Stock Units credited by reason of such dividend equivalents shall be deferred and subject to all the terms and conditions of this Plan.

(v) In the event of any stock dividend, stock split, reverse stock split, recapitalization, merger, combination, exchange of shares, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of share equivalents subject to the deferred Performance Units and Restricted Stock Units awards.  Subject to Section 11(c) below, if a majority of the shares which are of the same class as the shares the underlie the share equivalents subject to deferred Performance Units and Restricted Stock Units awards are exchanged for, converted into, or otherwise become shares of another corporation (the “New Shares”), the Committee may unilaterally amend the deferred awards to provide that shares that underlie the share equivalents subject to such deferred awards are New Shares.  In the event of any such amendment, the number of share equivalents subject to deferred awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion.  Notwithstanding the foregoing, any fractional share equivalents resulting from an adjustment pursuant to this Section 5(e)(v) shall be rounded down to the nearest whole share equivalent.  The adjustments determined by the Committee pursuant to this Section 5(e)(v) shall be final, binding and conclusive.

(f) Non-Employee Director Deferrals.  Each Participant who is a non-employee director may annually elect to defer the receipt of a whole percentage (up to 100% or such other percentage as may be determined by the Board) of his or her annual retainer and meeting fees.

(g) Participant Restricted Stock Unit Deferrals.  Effective for Restricted Stock Units granted and earned on or after January 1, 2010, each Participant may elect to defer the receipt of a whole percentage (up to 100% or such other percentage as may be determined by the Board) of his or her Restricted Stock Units award under his or her Restricted Stock Units agreement.

6. Deferral Elections.  Each Participant must complete a deferral form for each Plan Year.  To be effective, each such deferral form must satisfy the following rules:

(a) Content and Form Requirements.  The deferral election form must be signed and dated by the Participant, and must specify the form(s) of payment and date(s) of distribution of the Participant’s Account.  A Participant’s deferral election is irrevocable on the first day of the Plan Year following the Plan Year in which it is made; provided, however, that a Participant’s election shall be suspended for the remainder of any Plan Year in which the such Participant receives a distribution on account of an Unforeseeable Emergency and thereafter the Participant must submit a new deferral election to resume participant in the Plan; provided further, however, that a Participant’s deferral election will terminate on the date the Participant Separates from Service.

(b) Timing of Deferral Elections.  Except as provided in subsections (i) through (iii) below, a Participant’s deferral election must be received by the Committee before the beginning of the Plan Year in which the amount to be deferred is earned.  Any such deferral election must be accompanied by an election as to the time and form of payment of the Participant’s Account.

(i) A Participant’s election to defer Performance Units must be received by the Committee at least six months prior to the date on which the Performance Units are no longer subject to a substantial risk of forfeiture (the vesting date); provided, however, that such election shall be made prior to the date that the Performance Units are substantially certain to be paid or the number of Performance Units is readily ascertainable.

(ii) A Participant’s deferral election may be received by the Committee both (i) within 30 days of the date on which the employee is notified of his or her eligibility to participate in the Plan, and (ii) before the date on which the amount subject to the deferral election is earned.

(iii) To the extent permitted by the Committee, a Participant’s deferral election pursuant to which the Participant defers “performance-based compensation” as defined in Section 409A(a)(4)(b)(iii) of the Code and the regulations promulgated thereunder, may be received by the Committee no later than six months before the end of the applicable performance period.

(c) Special Distribution Election on or before December 31, 2007.  Each Participant may make a special distribution election to receive a distribution of their Accounts in calendar year 2008 or later, provided that the distribution election is made at least twelve months in advance of the newly elected distribution date (and the previously scheduled distribution date, if any) and the election is made no later than December 31, 2007.  An election made pursuant to this Section 6(c) shall be subject to any special administrative rules imposed by the Committee including rules intended to comply with Section 409A of the Code, Notice 2005-1, A-19 and any subsequent guidance published thereunder.  No election under this Section 6(c) shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2007 or cause a payment to be paid in 2007, or (ii) be permitted after December 31, 2007.

7. Distribution of Accounts.

(a) Distribution prior to Retirement.  If a Participant Separates from Service prior to the time such Participant is eligible for Retirement and not on account of his or her death or Disability, the Participant will receive a distribution of the balance of his or her Account in a lump sum at least six months (but not more than seven months) following the date he or she Separates from Service.

(b) Form of Distribution Upon Retirement.  Subject to the provisions of this Section 7 and Section 10, each Participant who Separates from Service on account of Retirement, Disability or death will receive a distribution of the balance of his or her Account in the form specified in the Participant’s election form, which may be a lump sum payment and/or annual installments of substantially equal amounts payable over a period of years certain not to exceed ten.  Distributions made pursuant to this Section 7(b) shall be made, or shall begin, at least six months (but not more than seven months) following the date the Participant Separates from Service on account of Retirement, Disability or death.  Participants who elect to defer Restricted Stock Units may make a separate distribution election applicable only  to the deferred Restricted Stock Units.  Distribution elections made with respect to distributions made on account of Retirement are irrevocable when made.

(c) Form of In-Service Distribution.

(i) Subject to the provisions of this Section 7 and Section 10, each Participant may elect to receive one or more in-service distributions of his or her Accounts in the form specified in the Participant’s election form, which may be a lump sum payment and/or annual installments of substantial equal amounts payable over a period of years certain not to exceed ten.  Any such in-service distribution may be scheduled for any month and year prior to the Participant’s Separation from Service (as described below) and must be scheduled at least two years from the year in which the deferred amount is earned.  Any in-service distribution will commence on the first day of the month following the month designated by the Participant as the distribution month.  Notwithstanding the foregoing, in-service distributions shall be made only prior to Separation from Service.  To the extent that a Participant Separates from Service, a distribution of the Participants Account(s) shall be made in accordance with Section 7(a) or Section 7(b); provided, however, that if an in-service distribution is an installment distribution and if it is in pay status, then such in-service distribution installments shall be paid in accordance with the Participant’s in-service distribution election and not in accordance with Section 7(a) or Section 7(b).

(ii) A Participant who elects an in-service distribution may make a re-deferral election with respect to the in-service distribution election if the following conditions are met:  (1) the re-deferral election does not take effect until twelve months after the date the re-deferral election is made, (2) the new in-service distribution date is at least five years after the scheduled distribution date in effect on the date the re-deferral election is made, and (3) the re-deferral election is made not less than twelve months prior to the scheduled distribution date in effect on the date the re-deferral election is made.

(d) Rules for Installment Distributions.  If, at any time after installment distributions have begun, the amount of any installment would be less than $1,000, the remainder of the Participant’s Account will be distributed in a lump sum.  For purposes of the Plan, installment payments shall be treated as a single distribution under Section 409A of the Code.  Participant Accounts will continue to be credited with earnings under Section 5(e) while they are in pay status.

(e) [Reserved.]

(f) Default Distribution Election.  In the absence of an effective distribution election as to the timing and/or form of distribution of a Participant’s Account, including but not limited to a Participant’s failure to make a distribution election in accordance with Section 6(c) above, distribution of the Participant’s Account shall be made in a lump sum at least six months (but not more than seven months) following the date he or she Separates from Service for any reason.

(g) Delayed Distribution to Key Employees.  Notwithstanding any other provision of Section 7 to the contrary, a distribution made on account of Separation from Service to a Participant who is identified as a Key Employee shall be delayed for a minimum of six months following the Participant’s Separation from Service.  The determination of which Participants are Key Employees shall be made by the Committee in its sole discretion in accordance with Section 2(m) of the Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

(h) Beneficiary Designation.  Each Participant must designate a Beneficiary to receive a distribution of his or her Account if the Participant dies before it is distributed to him or her.  A Beneficiary designation form must be signed, dated and delivered to the Committee to become effective.  In the absence of a valid or effective Beneficiary designation, the Participant’s surviving spouse will be his or her Beneficiary or if there is no such spouse, the Participant’s children in equal shares, or if none, the Participant’s estate will be his or her Beneficiary.

(i) Performance Units and Restricted Stock Units Distributions.  Notwithstanding any other provision of the Plan to the contrary, that portion of the Participant’s Account consisting of Performance Units or Restricted Stock Units deferrals shall be distributed in shares of the Company’s Common Stock.

(j) Hardship Distributions.  In the event of an Unforeseeable Emergency, a Participant may apply to the Committee for a distribution of part or all of his or her Account prior to the date that it would otherwise be distributed under this Section 7.  If the Committee approves such an application, it will make such distribution as a lump sum payment. Payments due to a Participant’s Unforeseeable Emergency shall be permitted only to the extent reasonably required to satisfy the Participant’s need.

(k) Prohibition on Acceleration.  Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.

8. Survivor Benefit.  In addition to any other benefit provided under the Plan, the Beneficiary of an employee-Participant who dies prior to his or her Separation from Service and who consented to the purchase of insurance by the Company on his or her life will be entitled to receive a payment equal to the Participant’s annualized salary in the year of death. Such payment will be made in a single lump sum within ninety days of the employee-Participant’s death.

9. Withholding.  The Company will withhold from any Plan distribution all required federal, state, local and other taxes and any other payroll deductions required.  Each Participant agrees as a condition of participation in the Plan to have withheld annually from his or her salary such amounts as are necessary to satisfy all applicable taxes.

10. Administration.  The Plan is administered and interpreted by the Committee.  The Committee has delegated to the Company’s Vice President and Director of Human Resources its delegable responsibilities under the Plan.  The Committee (and its delegatee) has the full and exclusive discretion to interpret and administer the Plan.  All actions, interpretations and decisions of the Committee (and its delegatee) are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law.  The Company agrees to indemnify and hold harmless the members of the Committee and any employee to whom the Committee delegates any responsibility under the Plan.

11. Amendment or Termination.

(a) Amendment or Suspension.                                                      The Company reserves the right, in its sole and unlimited discretion, to amend the Plan at any time, without prior notice to any Participant or Beneficiary.  The Board may, at any time, suspend the Plan.  Upon such suspension, Participants’ Accounts shall be paid in accordance with Section 7 of the Plan.

(b) Termination in General.  The Board may terminate the Plan at any time and in the Board’s discretion the Accounts of Participants may be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Section 7, if earlier.  If the Plan is terminated and Accounts are distributed, the Company shall terminate all account balance non-qualified deferred compensation plans with respect to all participants and shall not adopt a new account balance non-qualified deferred compensation plan for at least three years after the date the Plan was terminated.

(c) Change in Control.  The Board, in its discretion, may terminate the Plan thirty days prior to or within twelve months following a Change in Control and distribute the Accounts of the Participants within the twelve-month period following the termination of the Plan.  If the Plan is terminated and Accounts are distributed, the Company shall terminate all substantially similar non-qualified deferred compensation plans sponsored by the Company and all of the benefits of the terminated plans shall be distributed within twelve months following the termination of the plans.

(d) Dissolution or Bankruptcy.  The Board, in its discretion, may terminate the Plan upon a corporate dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that the Participants’ Accounts are distributed and included in the gross income of the Participants by the latest of (i) the calendar year in which the Plan terminates or (ii) the first calendar year in which payment of the Accounts is administratively practicable.

12. Claims and Review Procedure.

(a) Informal Resolution of Questions.  Any Participant or Beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Committee.  If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 11.

(b) Formal Benefits Claim – Review by Committee.  A Participant or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan.  The claim must be addressed to the Committee, Key Management Deferred Compensation Plan II, Granite Construction Incorporated, 585 West Beach Street, PO Box 50085, Watsonville, California 95077.  The Committee shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request.  The Committee shall review the request and shall issue its decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time.  If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Committee expects to reach a decision on the request.  In no event shall the extension exceed a period of 90 days from the end of the initial period.

(c) Notice of Denied Request.  If the Committee denies a request in whole or in part, it shall provide the person making the request with written notice of the denial within the period specified in Section 11(b) above.  The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d) Appeal to Committee.

(i) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Committee within 60 days of receipt of the notification of denial.  The appeal must be addressed to:  Committee, Key Management Deferred Compensation Plan II, Granite Construction Incorporated, 585 West Beach Street, PO Box 50085, Watsonville, California 95077.  The Committee, for good cause shown, may extend the period during which the appeal may be filed for another 60 days.  The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits.  Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(ii) The Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Committee shall not be restricted in its review to those provisions of the Plan cited in the original denial of the claim.

(iii) The Committee shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal.  If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period.  This notice shall state the circumstances requiring the extension and the date by which the Committee expects to reach a decision on the appeal.

(iv) If the decision on the appeal denies the claim in whole or in part, written notice shall be furnished to the appellant.  Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based.  The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits.  The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures.  The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

(v) The decision of the Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(e) Exhaustion of Remedies.  No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 11(b) above, has been notified that the claim is denied in accordance with Section 11(c) above, has filed a written request for a review of the claim in accordance with Section 11(d) above, and has been notified in writing that the Committee has affirmed the denial of the claim in accordance with Section 11(d) above; provided, however, that an action for benefits may be brought after the Committee has failed to act on the claim within the time prescribed in Section 11(b) and Section 11(d), respectively.

13. Source of Payments.

(a) No Plan Assets.  Subject to Section 12(b), all cash payments under the Plan will be paid in cash from the general funds of the Company.  No separate fund will be established under the Plan, and the Plan will have no assets.  Any right of any person to receive any payment under the Plan is no greater than the right of any other unsecured creditor of the Company.  The Plan constitutes a mere promise by the Company to pay benefit payments in the future and is unfunded for purposes of both Title I of ERISA and the Code.

(b) Rabbi Trust.  The Company will (i) establish a trust, (ii) fund such trust in the event that it determines that a Change in Control is imminent, and (iii) arrange to have such trust assume its obligations to pay benefits under the Plan.  Any trust created by the Company to assist it in meeting its obligations under the Plan will conform to the terms of the model trust as described in Revenue Ruling 92-64.

14. Inalienability.  A Participant’s rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.  Notwithstanding the foregoing, the procedures established by the Company for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders, as provided in Section 206(d) of ERISA, shall apply to the Plan, to the extent pertinent.  Amounts awarded to an alternate payee under a qualified domestic relations order shall be distributed in the form of a lump sum distribution as soon as administratively feasible following the determination of the qualified status of the domestic relations order.

15. Applicable Law.  The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California.

16. Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

17. No Employment Rights.  Neither the adoption nor maintenance of the Plan will be deemed to constitute a contract of employment between the Company and any employee, or to be a consideration for, or an inducement or condition of, any employment.  Nothing contained in this Plan will be deemed to give an employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge, with or without cause, any employee at any time.

18. Status of Plan as ERISA “Top Hat” Plan.  The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees and will be administered and construed to effectuate this intent.  Accordingly, the Plan is subject to Title I of ERISA, but is exempt from Parts 2, 3 and 4 of such Title.

19. Execution.

IN WITNESS WHEREOF, Granite Construction Incorporated, by its duly authorized officers, has executed the Plan on the date(s) indicated below.

GRANITE CONSTRUCTION INCORPORATED

By           /s/ William G. Dorey
Its:  President & CEO

Dated   2-18-10

By           /s/ Michael Futch
Its:  Vice President & General Counsel

Dated   2/18/10

APPENDIX

Deferrals and Company contributions made in Plan Years 2005 through 2007 are governed by the terms and conditions of the Plan along with the terms and conditions set forth in this Appendix.  Defined terms not defined in this Appendix A but defined in the Plan will have the same definition as in the Plan.

1. Definitions.

(a) “Compensation” means “compensation” (as defined in the Company’s tax-qualified retirement plans) in excess of $210,000 in 2005 (as indexed under Section 401(a)(17) of the Code) but not in excess of $310,000 in 2005 (as indexed from time to time by the Committee).

(b) “Excess Cash Incentive” means Compensation that exceeds a Participant’s usual and customary Compensation (as determined by the Committee).

2. Additions to Accounts.

(a) Participant Cafeteria Plan Deferrals.  Effective for Plan Years 2005 through 2007, under rules established by the Committee, each Participant may elect to defer the amount payable to the Participant under the Company’s “cafeteria plan” under Section 125 of the Code.

(b) Participant Profit Sharing Deferrals.  Effective for Plan Years 2005 through 2007, each Participant may elect to defer an amount up to 85% of the Participant's cash bonus (in 5% increments) payable under the Granite Construction Profit Sharing Cash Bonus Plan.

(c) Company Matching Contributions.  Effective for Plan Years 2005 through 2007, the Company will annually credit each Participant's Account with an amount equal to a percentage of the Compensation deferred by the Participant, which percentage will equal the matching contribution percentage determined under the Granite Construction Profit Sharing and 401(k) Plan for such Plan Year.

(d) Company Discretionary Contributions.  Effective for Plan Years 2005 through 2007 in which a Participant elects to defer a portion of his or her Compensation, the Company will credit each Participant's Account with an amount equal to a percentage of the Participant's Compensation that is equal to the total discretionary contribution percentage determined by the Board for the Granite Construction Profit Sharing and 401(k) Plan and the Granite Construction Employee Stock Ownership Plan with respect to the Plan Year for which such Compensation was deferred.

(e) Hypothetical Investment Experience.  Effective for Plan Years 2005 through 2007, the balance of each Participant’s Excess Cash Incentive Compensation Account will be credited quarterly with hypothetical earnings (or losses) equal to an amount determined by the Committee as though such Account had been invested in shares of Company common stock for such period.

1

3. Deferral Elections.

(a) Content and Form Requirements.  Effective for Plan Years 2005 through 2007, each annual Bonus deferral must be for a minimum amount of at least $1,000 and must be for a period of at least five years.  Also effective for Plan Years 2005 through 2007, a Participant may extend (but not reduce) the length of his or her deferral period for five-year periods, so long as such extensions are made at least twelve months prior to an otherwise schedule distribution date.

(b) Special Elections in 2005 regarding Deferrals.  In accordance with IRS Notice 2005-1, A-20, (i) on or before March 15, 2005, Participants were permitted to defer Compensation earned on or before December 31, 2005.  Elections made pursuant to this Section 3(b) are irrevocable and subject to any special administrative rules imposed by the Committee consistent with Section 409A of the Code and Notice 2005-1, A-20.  No special election under this Section 3(b) shall be permitted after December 31, 2005.

(c) Distribution Election.  Effective for Plan Years 2005 through 2007, any deferral election under Section 6 of the Plan also shall include an election as to the time and form of payment of the Compensation deferred and Company contributions attributable to services performed in the Plan Year following the Plan Year in which the distribution election is made.  Participants shall be permitted to make a separate distribution election with respect to each Plan Year.  A distribution election is irrevocable on the first day of the Plan Year following the Plan Year in which it is made.

(d) Special Distribution Election on or before December 31, 2006.  Certain Participants who are identified by the Committee in its sole discretion may make a special distribution election to receive a distribution of their Accounts in calendar year 2007 or later, provided that the distribution election is made at least twelve months in advance of the newly elected distribution date (and the previously scheduled distribution date, if any) and the election is made no later than December 31, 2006.  An election made pursuant to this Section 3(d) shall be subject to any special administrative rules imposed by the Committee including rules intended to comply with Section 409A of the Code and Notice 2005-1, A-19.  No election under this Section 3(d) shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2006 or cause a payment to be paid in 2006, or (ii) be permitted after December 31, 2006.

4. Distribution of Accounts.

(a) Distribution upon Retirement, Disability or Death.  Effective for Plan Years 2005 through 2007, if a Participant Separates from Service on account of Retirement, Disability or death, the Participant will receive a distribution of the balance of his or her Account, in accordance with his or her election described in Section 7(b) of the Plan, at least six months (but not more than seven months) following the date he or she Separates from Service; provided, however, that a Participant may elect, in accordance with Section 6 of the Plan, to receive or begin receiving his or her Account balance 13 months, 25 months, 37 months, 49 months or 61 months following the date he or she Separates from Service.

2

(b) Delayed Distribution of Excess Cash Incentive Account.  Effective for Plan Years 2005 through 2007, notwithstanding any other provision of Section 7 of the Plan to the contrary, a Participant’s Excess Cash Incentive Account must be deferred for a minimum of five years and distribution of this account shall be delayed until such minimum deferral period has been satisfied regardless of the Participant’s distribution election.  If distribution of the Excess Cash Incentive Account is delayed in accordance with this Section 4(b), then any payment that otherwise would have been made during such five-year deferral period, shall be made in one lump sum payment within thirty days following the date that is at least five years following the date that the Excess Cash Incentive was deferred.

3